EXHIBIT 16.1

August 25, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read Item 4.01 of Form 8-K dated August 22, 2005, of Sunset Financial Resources, Inc. and are in agreement with the statements contained in the first three paragraphs on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP